UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)  ☐

Securities Act Rule 802 (Exchange Offer)  ☒

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)  ☐

Exchange Act Rule 14e-2(d) (Subject Company Response)  ☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)  ☐

Woori Finance Holdings Co., Ltd.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

The Republic of Korea

(Jurisdiction of Subject Company’s Incorporation or Organization)

Woori Finance Holdings Co., Ltd.

(Name of Person(s) Furnishing Form)

Common Stock of Woori Finance Holdings Co., Ltd.

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable))

Woori Finance Holdings Co., Ltd.

203 Hoehyon-dong, 1-ga, Chung-gu

Seoul, 100-792, Korea

(Tel) +822-2125-2133

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

with a copy to:

Yong G Lee, Esq.

Cleary, Gottlieb, Steen & Hamilton

39th Floor, Bank of China Tower

One Garden Road

Central

Hong Kong, SAR

Not Applicable

(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.    Home Jurisdiction Documents

(a)	(English Translation Documents Unless Otherwise Noted)

Exhibit A

Notice of convening an extraordinary meeting of Woori Securities shareholders

(b)	Not Applicable

Item 2.    Informational Legends

A legend in compliance with Rule 802(b) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, has been included in the cover letters enclosed with the English translation documents listed in Item 1 above.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	(English Translation Documents)

Exhibit B

Exchange Offer Disclosure Report

(2)	Not Applicable

(3)	Not Applicable

PART III – CONSENT TO SERVICE OF PROCESS

(1)	Woori Finance Holdings, Co., Ltd. is filing with the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form CB.

(2)	Not Applicable

PART IV – SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/    Young-Key Hwang

(Signature)

Young-Key Hwang, Chairman and Chief Executive Officer

(Name and Title)

Woori Finance Holdings, Co., Ltd.

May 24, 2004

(Date)

EXHIBIT INDEX

Exhibit Number	Description (English Translation Documents Unless Otherwise Noted)

Exhibit A	Notice of Convening an Extraordinary Meeting of Woori Securities Shareholders

Exhibit B	Exchange Offer Disclosure Report